Exhibit 99.1

Oppenheimer Holdings Inc. Reports Second Quarter 2025 Earnings

New York, August 1, 2025 – Oppenheimer Holdings Inc. (NYSE: OPY) (the "Company" or "Firm") today reported net income of $21.7 million or $2.06 basic earnings per share for the second quarter of 2025, compared with net income of $10.3 million or $0.99 basic earnings per share for the second quarter of 2024. Revenue for the second quarter of 2025 was $373.2 million, an increase of 12.9%, compared to revenue of $330.6 million for the second quarter of 2024.

Robert S. Lowenthal, President and CEO commented, "The Firm’s improved operating results for the quarter showcase the strength of our businesses and the maturing of investments in experienced team members over the past several years. At the outset of the quarter, recession fears mounted as announced policies on trade drove significant market volatility and triggered a large selloff in the equity markets. As tariffs were suspended, the markets broadly rallied with both the NASDAQ and S&P 500 reaching new record highs to close out the quarter. Concerns remained over tariff-induced inflation, a potentially softening labor market and conflict in the Middle East.

Rising markets proved quite favorable to our Wealth Management business revenue, with the rally driving assets under management (“AUM”) to a fresh record, resulting in higher asset-based advisory fees when compared with the prior year period. Retail trading volumes, driven by investor interest, also remained robust, boosting commission revenue. However, the fees we earn on our FDIC sweep program are reduced from the prior year period due to lower deposit balances as clients sought higher returns in money market funds and other investments.
The Capital Markets businesses showed a substantial increase in total revenue. Institutional trading volumes were strong during the quarter due in part to increased volatility, which buoyed our sales and trading revenue. Investment Banking revenue also improved on the back of more advisory assignments that closed in the quarter and robust underwriting levels as capital markets re-opened. We are hopeful that higher deal volumes will continue in the latter half of the year as policymakers firm up key trade policy decisions and concerns around recession recede.
The Firm continues to maintain an unlevered balance sheet and ended the quarter with its capital reaching yet another all-time high. As we move into the second half of the year, we remain optimistic about our capabilities and our ability to continue delivering high quality services to our clients."

Summary Operating Results (Unaudited)
('000s, except per share amounts or otherwise indicated)
Firm	2Q-25	2Q-24
Revenue	$373,178	$330,589
Compensation Expenses	$239,074	$220,727
Non-compensation Expenses	$101,894	$93,997
Pre-Tax Income	$32,210	$15,865
Income Tax Provision	$10,536	$5,599
Net Income (1)	$21,674	$10,266
Earnings Per Share (Basic) (1)	$2.06	$0.99
Earnings Per Share (Diluted) (1)	$1.91	$0.92
Book Value Per Share	$85.27	$78.63
Tangible Book Value Per Share (2)	$68.25	$61.56
Wealth Management
Revenue	$246,421	$234,526
Pre-Tax Income	$62,834	$64,231
Assets Under Administration (billions)	$138.4	$126.0
Assets Under Management (billions)	$52.8	$47.5
Capital Markets
Revenue	$122,981	$92,141
Pre-Tax Loss	$(3,864)	$(21,775)

(1) Attributable to Oppenheimer Holdings Inc.
(2) Represents book value less goodwill and intangible assets divided by number of shares outstanding.

Highlights

•Increased revenue for the second quarter of 2025 was primarily driven by significantly higher investment banking revenue due to an uptick in underwriting volumes and larger advisory mandates, an increase in transaction-based commissions and greater advisory fees attributable to a rise in billable AUM
•Rising markets lifted assets under administration and under management to fresh records at June 30, 2025
•Compensation expenses increased from the prior year quarter largely as the result of higher production and salary-related expenses
•Non-compensation expenses increased from the prior year quarter primarily due to higher technology related expenses and greater travel and other miscellaneous costs
•Total stockholders' equity, book value and tangible book value per share reached new record highs as a result of positive earnings

Wealth Management
Wealth Management reported revenue for the current quarter of $246.4 million, 5.1% higher compared with the prior year period. Pre-tax income was $62.8 million in the current quarter, a decrease of 2.2% compared with a year ago. Financial advisor headcount at the end of the current quarter was 927, compared to 934 at the end of the second quarter of 2024.
Revenue:
•Retail commissions increased 3.6% from the prior year period primarily due to higher retail trading activity
•Advisory fees increased 7.2% due to higher AUM during the billing period
•Bank deposit sweep income decreased $6.2 million from a year ago due to lower cash sweep balances and lower short-term interest rates
•Interest revenue was flat compared to the prior year period
•Other revenue increased from a year ago primarily due to an increase in the cash surrender value of Company-owned life insurance policies, which fluctuates based on changes in the fair value of the policies' underlying investments

Assets under Management (AUM):
•AUM reached a record high of $52.8 billion at June 30, 2025, which is the basis for advisory fee billings for July 2025
•The increase in AUM from the prior year period was comprised of higher asset values of $8.9 billion on existing client holdings, offset by net distributions of $3.6 billion
Total Expenses:
•Compensation expenses increased 7.1% from the prior year period primarily due to higher production related expenses and higher deferred compensation costs, partially offset by lower expenses associated with share appreciation rights
•Non-compensation expenses increased 9.7% from a year ago primarily due to an increase in interest and other miscellaneous expenses

('000s, except otherwise indicated)
	2Q-25	2Q-24

Revenue	$246,421	$234,526
Commissions	$54,788	$52,872
Advisory Fees	$125,610	$117,187
Bank Deposit Sweep Income	$28,654	$34,847
Interest	$21,943	$21,626
Other	$15,426	$7,994

Total Expenses	$183,587	$170,295
Compensation	$132,291	$123,538
Non-compensation	$51,296	$46,757

Pre-Tax Income	$62,834	$64,231

Compensation Ratio	53.7%	52.7%
Non-compensation Ratio	20.8%	19.9%
Pre-Tax Margin	25.5%	27.4%

Assets Under Administration (billions)	$138.4	$126.0
Assets Under Management (billions)	$52.8	$47.5
Cash Sweep Balances (billions)	$2.8	$2.9

Capital Markets
Capital Markets reported revenue for the current quarter of $123.0 million, 33.5% higher when compared with the prior year period. Pre-tax loss was $3.9 million compared with a pre-tax loss of $21.8 million a year ago.

Revenue:
Investment Banking
•Advisory fees earned from investment banking activities increased 83.0% compared with the prior year period due to increased deal volumes and larger mandate sizes
•Equities underwriting fees increased 9.1% compared with the prior year period primarily due to higher underwriting fees associated with larger deal sizes
•Fixed income underwriting fees increased 115.3% compared with the prior year period primarily due to higher corporate and sovereign issuance activity levels
Sales and Trading
•Equities sales and trading revenue increased 20.2% compared with the prior year period mostly due to higher trading volumes and greater options-related commissions revenue
•Fixed income sales and trading revenue increased 23.6% compared with a year ago largely due to higher trading volumes and interest income on trading inventory
Total Expenses:
•Compensation expenses increased 10.0% compared with the prior year period largely due to greater production-related expenses
•Non-compensation expenses were 13.8% higher than a year ago primarily due to an increase in communication and technology expenses and travel-related costs

('000s)
	2Q-25	2Q-24

Revenue	$122,981	$92,141

Investment Banking	$43,394	$26,699
Advisory Fees	$22,487	$12,290
Equities Underwriting	$12,225	$11,208
Fixed Income Underwriting	$6,062	$2,815
Other	$2,620	$386

Sales and Trading	$78,904	$64,766
Equities	$39,953	$33,250
Fixed Income	$38,951	$31,516

Other	$683	$676

Total Expenses	$126,845	$113,916
Compensation	$80,610	$73,290
Non-compensation	$46,235	$40,626

Pre-Tax Loss	$(3,864)	$(21,775)

Compensation Ratio	65.5%	79.5%
Non-compensation Ratio	37.6%	44.1%
Pre-Tax Margin	(3.1)%	(23.6)%

Other Matters

•The Board of Directors announced a quarterly dividend of $0.18 per share payable on August 29, 2025 to holders of Class A non-voting and Class B voting common stock of record on August 15, 2025
•Compensation expense as a percentage of revenue was modestly lower at 64.1% during the current period versus 66.8% during the same period last year
•The effective tax rate for the current period was 32.7% compared with 35.3% for the prior year period, as the impact of certain unfavorable permanent items and nondeductible foreign losses was reduced in the current period

(In millions, except number of shares and per share amounts)
	2Q-25	2Q-24
Capital
Stockholders' Equity (1)	$896.9	$812.1
Regulatory Net Capital (2)	$408.9	$460.7
Regulatory Excess Net Capital (2)	$382.2	$439.7

Common Stock Repurchases
Repurchases	$0.6	$0.9
Number of Shares	9,855	23,102
Average Price	$58.89	$40.01

Period End Shares	10,517,924	10,327,510
Effective Tax Rate	32.7%	35.3%

(1) Attributable to Oppenheimer Holdings Inc.
(2) Attributable to Oppenheimer & Co. Inc. broker-dealer

Company Information

Oppenheimer Holdings Inc., through its operating subsidiaries, is a leading middle market investment bank and full service broker-dealer that is engaged in a broad range of activities in the financial services industry, including retail securities brokerage, institutional sales and trading, investment banking (corporate and public finance), equity and fixed income research, market-making, trust services, and investment advisory and asset management services. With roots tracing back to 1881, the Company is headquartered in New York and has 88 retail branch offices in the United States and institutional businesses located in London, Tel Aviv, and Hong Kong.

Forward-Looking Statements

This press release includes certain "forward-looking statements" relating to anticipated future performance. For a discussion of the factors that could cause future performance to be different than anticipated, reference is made to Factors Affecting "Forward-Looking Statements" and Part 1A – Risk Factors in the Company's Annual Report on Form 10-K for the year ended December 31, 2024.

Oppenheimer Holdings Inc.
Consolidated Income Statements (Unaudited)
('000s, except number of shares and per share amounts)

	For the Three Months Ended June 30,			For the Six Months Ended June 30,
	2025	2024	% Change	2025	2024	% Change
REVENUE
Commissions	$110,025	$97,055	13.4	$220,903	$192,905	14.5
Advisory fees	125,628	117,197	7.2	254,431	232,044	9.6
Investment banking	43,533	29,119	49.5	91,156	79,656	14.4
Bank deposit sweep income	28,654	34,846	(17.8)	58,729	71,531	(17.9)
Interest	38,017	34,805	9.2	74,386	61,571	20.8
Principal transactions, net	14,532	10,074	44.3	23,507	28,308	(17.0)
Other	12,789	7,493	70.7	17,891	17,712	1.0
Total revenue	373,178	330,589	12.9	741,003	683,727	8.4
EXPENSES
Compensation and related expenses	239,074	220,727	8.3	466,165	442,440	5.4
Communications and technology	26,204	24,682	6.2	52,386	49,258	6.4
Occupancy and equipment costs	15,578	15,516	0.4	31,587	31,364	0.7
Clearing and exchange fees	7,041	6,780	3.8	14,793	12,622	17.2
Interest	22,529	21,980	2.5	43,925	42,528	3.3
Other	30,542	25,039	22.0	58,561	52,195	12.2
Total expenses	340,968	314,724	8.3	667,417	630,407	5.9

Pre-Tax Income	32,210	15,865	103.0	73,586	53,320	38.0
Income tax provision	10,536	5,599	88.2	21,257	17,310	22.8
Net Income	$21,674	$10,266	111.1	$52,329	$36,010	45.3

Less: Net loss attributable to non-controlling interest, net of tax	—	—		—	(310)
Net income attributable to Oppenheimer Holdings Inc.	$21,674	$10,266	111.1	$52,329	$36,320	44.1

Earnings per share attributable to Oppenheimer Holdings Inc.
Basic	$2.06	$0.99	108.1	$4.99	$3.49	43.0
Diluted	$1.91	$0.92	107.6	$4.63	$3.29	40.7

Weighted average number of common shares outstanding
Basic	10,520,219	10,327,818	1.9	10,493,145	10,367,636	1.2
Diluted	11,349,049	11,111,903	2.1	11,308,979	11,083,422	2.0

Period end number of common shares outstanding	10,517,924	10,327,510	1.8	10,517,924	10,327,510	1.8